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Hercules Offshore, Inc.

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HERCULES OFFSHORE, INC.
9 Greenway Plaza, Suite 2200
Houston, Texas 77046
Supplement To Proxy Statement for 2011 Annual Meeting Of Stockholders
To Be Held on May 10, 2011

Talking Points for Investor Discussions
April 28, 2011
Hercules Offshore and its Board of Directors have undertaken initiatives to increase long-term shareholder value and overcome economic and regulatory challenges in offshore drilling.
•	Increase in stock price: Trading price of common stock has increased more than 400% since March 2009.

•	Challenges related to historic downturn in industry: Our business has faced a historically challenging environment since late 2008.
•	Historically low rig count. 2009 marked the lowest working rig count in the Gulf of Mexico since the beginning of the offshore drilling industry more than 50 years ago.

•	Unprecedented moratorium. Unprecedented halt to the issuance of government permits needed to conduct our drilling business in the U.S. Gulf of Mexico.
•	Initiatives to enhance long-term shareholder value: Hercules Offshore and its Board of Directors have undertaken successful, proactive and creative initiatives to protect and enhance long-term shareholder value even in the face of a challenging business environment.
•	Recalibrated Cost Structure: Reduced operating expenses by over 40% during the downturn between third quarter 2008 and fourth quarter 2010. This reduction was largely realized by the second quarter of 2009 and reduced general and administrative expenses by approximately 30% during the period.

•	Substantial Debt Reduction: Retired approximately $300 million of debt with limited dilution of shareholders and amended the company’s credit facility to increase flexibility under the financial covenants.

•	Seahawk Drilling: Nearly doubled the size and increased the capability of Hercules Offshore’s domestic rig fleet through the purchase of 20 rigs out of bankruptcy during the industry downturn.

•	Shallow Water Energy Security Coalition: In response to the drilling moratorium in the U.S. Gulf of Mexico and related negative regulatory environment after the Macondo incident, we formed a coalition of drilling companies and customers to enhance awareness of shallow water drilling. Through the coalition, we succeeded in having the shallow water permit moratorium rescinded 5 months earlier than the deepwater moratorium.

•	Discovery Offshore investment: We identified opportunities to participate in the new build, ultra high-specification jackup rig market at an attractive cost during the industry downturn.
•	Innovative structure. Innovative structure provides ownership opportunities to Hercules Offshore with very low risk and minimal impact on liquidity.

•	Ultra high specification rigs. The Discovery investment provides an opportunity to participate in the lucrative ultra high-specification jackup business with potential inherent growth opportunities through the negotiation of options for additional rigs.
A significant proportion of our executive compensation is performance based.
•	Performance-based compensation. We enhanced our performance-based compensation program in 2011 to strengthen the link between executive pay and company performance.
Our Board is independent, and we have an independent Chairman of the Board.
•	Independent directors. All of our directors and nominees for director, except Mr. Rynd, our Chief Executive Officer and President, satisfy the independence standards of the Nasdaq Global Select Market.

•	Chairman of the Board. Since we became a public company, we have enhanced the independence of our Board of Directors by separating the role of our Chairman of the Board, who is an independent director under Nasdaq standards, from the role of our Chief Executive Officer and President.

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